Exhibit 99.1
Arch Capital Group Ltd.
Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08 Bermuda
archgroup.com
PRESS RELEASE
Arch Capital Group Ltd. Announces Leadership Transition
PEMBROKE, BERMUDA — June 3, 2026 — Arch Capital Group Ltd. (NASDAQ: ACGL) (“Arch” or the “Company”), a leading provider of insurance, reinsurance and mortgage insurance globally, today announced the expansion of Maamoun Rajeh’s role as President. Rajeh, who most recently oversaw Arch’s Reinsurance and Mortgage segments, will also take on responsibility for Arch’s Insurance segment as the Company moves forward under a single President model. Rajeh will continue to report to Chief Executive Officer Nicolas Papadopoulo.
David Gansberg is stepping down from his role as a President of Arch and departing the company following a distinguished tenure, having played an important role in building the organization to its current position.
“Maamoun has been integral to Arch’s success since 2001 and brings a deep understanding of the Property and Casualty business,” said Papadopoulo. “Under Maamoun, Arch Re has become a leading global reinsurance provider and, since assuming responsibility for the Mortgage group in 2024, he has demonstrated the curiosity and accountability that make him the right leader to guide our three business segments. His expanded role reflects our focus on clarity, accountability and alignment across our global underwriting operations. I look forward to continuing to work with him in the coming years.”
Papadopoulo added, “I also want to recognize the significant contributions David made to Arch’s success during his tenure. I wish him continued success in the future.”
Rajeh said, “I’m grateful for this opportunity to take on this expanded role and to continue to work closely with Nicolas, the rest of Arch’s leadership team and our Board of Directors. With our global platform, world-class talent and data-driven underwriting culture, Arch remains well-positioned for continued success. I’m energized and focused on enhancing our Insurance segment’s leadership position in the markets where we operate.”
About Arch Capital Group Ltd.
Arch Capital Group Ltd. (Nasdaq: ACGL) is a publicly listed Bermuda exempted company with approximately $26.9 billion in capital at March 31, 2026. Arch, which is part of the S&P 500 Index, provides insurance, reinsurance and mortgage insurance on a worldwide basis through its wholly owned subsidiaries.
Cautionary Note Regarding Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward−looking statements. This release or any other written or oral statements made by or on behalf of Arch Capital Group Ltd. and its subsidiaries may include forward−looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward−looking statements.

Forward−looking statements can generally be identified by the use of forward−looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology. Forward−looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: adverse general economic and market conditions; increased competition; pricing and policy term trends; fluctuations in the actions of rating agencies and the Company’s ability to maintain and improve its ratings; investment performance; the loss of key personnel; the adequacy of the Company’s loss reserves, severity and/or frequency of losses, greater than expected loss ratios and adverse development on claim and/or claim expense liabilities; greater frequency or severity of unpredictable natural and man-made catastrophic events, including the effect of contagious diseases on our business; the impact of acts of terrorism and acts of war; changes in regulations and/or tax laws in the United States or elsewhere; statutory or regulatory developments, including as to tax matters and insurance and other regulatory matters; ability to successfully integrate, establish and maintain operating procedures as well as integrate the businesses the Company has acquired or may acquire into the existing operations; changes in accounting principles or policies; material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements; availability and cost to the Company of reinsurance to manage our gross and net exposures; the failure of others to meet their obligations to the Company; an incident, disruption in operations or other cyber event caused by cyber attacks, the use of artificial intelligence technologies or other technology on the Company’s systems or those of the Company’s business partners and service providers, which could negatively impact the Company’s business and/or expose the Company to litigation; and the other matters set forth under ITEM 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of our 2025 10-K, as well as the other factors set forth in our other documents on file with the SEC, and management’s response to any of the aforementioned factors.
The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. All subsequent written and oral forward−looking statements attributable to us or persons acting on the Company’s behalf are expressly qualified in their entirety by these cautionary statements. The Company’s forward-looking statements speak only as of the date of this press release or as of the date they are made, and the Company undertakes no obligation to publicly update or revise any forward−looking statement, whether as a result of new information, future events or otherwise.
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Source:	Arch Capital Group Ltd.
arch-corporate

Media Contact:	Greg Hare — ghare@archgroup.com
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